EXHIBIT 2.1
AMENDMENT NO. 2 TO MASTER PURCHASE AND SALE AGREEMENT
THIS AMENDMENT NO. 2 TO MASTER PURCHASE AND SALE AGREEMENT (this “Amendment No. 2”) is made and entered into as of April 28, 2017, by and between: PERKINELMER, INC., a Massachusetts corporation (“PKI”); and VAREX IMAGING CORPORATION, a Delaware corporation (“Varex”), and amends that certain Master Purchase and Sale Agreement, dated as of December 21, 2016, by and between PKI and Varian Medical Systems, Inc. (“Varian”), as amended on January 17, 2017 and assigned to Varex pursuant to that certain Assignment and Assumption Agreement, dated January 27, 2017, by and between Varian and Varex (the “MPSA”).
RECITALS
A.     PKI and Varian entered into the MPSA on December 21, 2016. On January 27, 2017, Varian assigned to Varex all of its rights, obligations, title and interest in and under the MPSA. Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the MPSA.
B. PKI and Varex have determined to amend the MPSA in furtherance of the consummation of the transactions contemplated by the MPSA.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises contained herein and in the MPSA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PKI and Varex agree as follows:

1.	THE AMENDMENTS
1.1     Amendment to Section 1.3(a). The first sentence of Section 1.3(a) of the MPSA is hereby amended and restated in its entirety to read as follows:
(a) Time and Location.    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 AM eastern time, on the Closing Date. The Closing shall be deemed to have taken effect at 12:01 AM eastern time in the United States and at 12:01 AM in each other applicable jurisdiction. The Closing Date shall be determined as follows: if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents to be delivered at the Closing by any of the Parties and other than the satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) (collectively, the “Closing Conditions”) have not been satisfied or waived on or before April 24, 2017, the Closing Date shall be the fifth (5th) Business Day after the first date on which all of the Closing Conditions have been satisfied or waived; provided, however, that if such fifth (5th) Business Day falls between the dates of June 19, 2017 and June 30, 2017, the Closing Date shall be July 3, 2017.

1.2     Amendment to Section 1.3(b)(x). Section 1.3(b)(x) of the MPSA is hereby amended and restated in its entirety to read as follows:
(x)     PKI shall deliver (or cause the Asset Sellers, or, as necessary, any other Affiliates of PKI, to deliver) (i) an executed Bill of Sale and Assignment and Assumption Agreement in substantially the form attached as Exhibit A to that certain Amendment No. 2 to this Agreement (or such other form as may be mutually agreed upon by PKI and Buyer) (the “PKI Shanghai Bill of Sale and Assignment and Assumption Agreement”) and (ii) such other instruments of conveyance as Buyer may reasonab ly request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the Transferred Assets (or, in the case of PerkinElmer Management (Shanghai) Co., Ltd., the assets set forth on Schedule A to the PKI Shanghai Bill of Sale and Assignment and Assumption Agreement) owned by PKI, PerkinElmer Management (Shanghai) Co., Ltd. and each of the Asset Sellers;
1.3     Amendment to Section 1.3(b)(xiv). Section 1.3(b)(xiv) of the MPSA is hereby amended and restated in its entirety to read as follows:
(xiv)     Buyer shall deliver to PKI (i) an executed Lease Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit D (or such other forms as may be reasonably requested by PKI or the landlord) (the “Lease Assignment and Assumption Agreement”) and (ii) an executed sublease agreement in substantially the form attached as Exhibit B to that certain Amendment No. 2 to this Agreement (or such other form as may be mutually agreed upon by PKI and Buyer) for the sublease of the Leased Facility in Germany, as listed on Schedule 1.1(b)(i) attached hereto (the “German Sublease Agreement”);
1.4     Amendment to Section 1.3(b)(xv). Section 1.3(b)(xv) of the MPSA is hereby amended and restated in its entirety to read as follows:
(xv)     the Parties shall execute and deliver a Transition Services Agreement (the “Transition Services Agreement” and collectively with the Local Transfer Agreements, the Assignment and Assumption of Contracts Agreement, the Lease Assignment and Assumption Agreement, the German Sublease Agreement and the PKI Shanghai Bill of Sale and Assignment and Assumption Agreement, the “Ancillary Agreements”) in substantially the form attached hereto as Exhibit E;
1.5     Amendment to Section 5.1(a). Section 5.1(a) of the MPSA is hereby amended and restated in its entirety to read as follows:
(a)     PKI shall have (i) obtained (or caused to be obtained) all of the waivers, permits, consents, approvals or other authorizations and effected all of the registrations, filings and notices (collectively, the “Consents”) listed on Schedule 5.1(a) attached hereto, in form and substance reasonably satisfactory to Buyer and (ii) delivered evidence to Buyer that such Consent was obtained; provided, however, that, for the avoidance of doubt, a written consent to the German Sublease Agreement from the landlord of the PKI Germany facility in Walluf shall constitute a Consent for purposes of this Section 5.1(a);
1.6     Amendment to Section 6.5. Section 6.5 of the MPSA is hereby amended to include a new Section 6.5(i), which shall read as follows:
(i)     In no event shall Buyer’s or PKI’s rights to, or defenses against, any claim for indemnification, compensation or reimbursement under this Agreement be affected or limited in any way by the terms of that certain Deed of Novation of Contract, by and among Elekta Limited, PKI and Varex Imaging Corporation, and, for purposes of determining the rights of Varex Imaging Corporation under this sentence and under this Agreement, the release set forth in Section 2.2 of the Deed of Novation of Contract shall be disregarded. Without limiting the foregoing, PKI shall, in accordance with the provisions of Sections 6.3, 6.4, 6.5(a), 6.5(c) through 6.5(h) and 6.6 of the MPSA, indemnify, compensate and reimburse Varex Imaging Corporation for any Damages Varex Imaging Corporation or any of its Affiliates suffer as a result of any fact, circumstance, event or action arising, existing or taken prior to the Closing under or in connection with the Contract (as such term is defined in the Deed of Novation of Contract), including as a result of any breach of the Contract prior to the Closing and any claims or other legal proceedings made by Elekta Limited against Varex Imaging Corporation or any of its Affiliates relating thereto, again disregarding Section 2.2 of the Deed of Novation of Contract.  By way of example of the foregoing, if Elekta Limited or PKI was in breach of the Contra ct prior to the Closing, any Damages resulting therefrom or claims or legal proceedings by Elekta Limited or its Affiliates against Varex Imaging Corporation or any of its Affiliates relating thereto shall be subject to the indemnification, compensation and reimbursement obligations under this Section 6 notwithstanding the release set forth in Section 2.2 of the Deed of Novation of Contract. Notwithstanding anything to the contrary in Section 6: (A) the aggregate liability of PKI with respect to Damages relating to the matters referred to in the second sentence of this Section 6.5(i), together with other matters that are subject to the $20,700,000 liability cap set forth in Section 6.5(b)(i), shall not exceed an amount equal to $20,700,000; (B) no individual claim or series of related claims for indemnification under the second sentence of this Section 6.5(i) shall be valid and assertable unless it is (or they are) for an amount in excess of $25,000; and (C) PKI shall be liable under the second sentence of this Section 6.5(i) only for that portion of aggregate Damages that exceeds $1,000,000 (it being understood that (1) PKI shall not be liable, in any event, for the first $1,000,000 of said Damages and (2) any Damages with respect to claims made under the second sentence of this Section 6.5(i) shall be taken into account for purposes of the deductible set forth in Section 6.5(b)(iii)).

2.	MISCELLANEOUS PROVISIONS
2.1     Effect of Amendment. This Amendment No. 2 shall be effective as of the date first written above. For the avoidance of any doubt, all references (a) in the MPSA to “this Agreement” and (b) to the MPSA in any other agreements, exhibits, schedules and disclosure schedules referred to in the MPSA, will, in each case, be deemed to be references to the MPSA as amended by this Amendment No. 2. Except as amended hereby, the MPSA will continue in full force and effect and shall be otherwise unaffected hereby.
2.2     Counterparts. This Amendment No. 2 may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that each party need not sign the same counterpart. This Amendment No. 2 may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.
2.3     Applicable Legal Requirements. This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
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IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to be duly executed as of the date first written above.

PERKINELMER, INC.

By: /s/ Joel S. Goldberg .
Name: Joel S. Goldberg
Title: Senior Vice President
Administration, General Counsel
and Secretary

VAREX IMAGING CORPORATION

By: /s/ Sunny Sanyal
Name: Sunny Sanyal
Title: Chief Executive Officer

Exhibit A
PKI Shanghai Bill of Sale and Assignment and Assumption Agreement

ActiveUS 161870054v.10 - 0029147/00272

Exhibit B
German Sublease Agreement